Exhibit 99.1

AMRI Announces Second Quarter 2008 Results

Company Posts Strong Contract Revenue and EPS Growth; Increases 2008 Contract Revenue and EPS Guidance

ALBANY, N.Y.--(BUSINESS WIRE)--AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2008.

Financial highlights for the quarter and other recent events include:

  Adjusted Diluted EPS of $0.24, compared to $0.14 in the second quarter of 2007.
  Double-digit year-over-year contract revenue growth in both Discovery Services and Development/Small Scale. The combined gross margin for this segment increased to 36% from 26% on a year-over-year basis.
  Year-over-year increase in adjusted operating income to $11.0 million from $6.6 million, a 68% increase.
  The submission of a Canadian Clinical Trial Application (CTA) by Bristol-Myers Squibb (BMS) triggering a $4.0 million milestone payment.
  Restructuring of European operations based in Hungary, resulting in charges of $2.0 million.
  Submission in July of an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate Phase I clinical studies on an AMRI developed compound from its proprietary oncology program.

Second Quarter Results

Total revenue for the second quarter of 2008 was $57.9 million, an increase of $8.6 million or 17%, compared to the second quarter of 2007.

Total contract revenue for the second quarter of 2008 was $46.4 million, an increase of $6.4 million or 16% over the second quarter of 2007. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Contract revenue for Discovery Services in the second quarter of 2008 was $14.8 million or 54% higher than the second quarter of 2007 revenues of $9.7 million.
  Contract revenue for Development/Small Scale Manufacturing in the second quarter was $15.3 million, an increase of $4.6 million, or 43% compared to the second quarter of 2007.
  Contract revenue for Large Scale Manufacturing in the second quarter of 2008 was $16.3 million compared to $19.6 million in the second quarter of 2007, a decrease of 17%.

Recurring royalties from Allegra® in the second quarter of 2008 were $7.6 million, down slightly from $7.8 million in the second quarter of 2007. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

Milestone revenue resulting from the company's 2005 licensing agreement with BMS, in the second quarter of 2008, was $4.0 million. In June, AMRI announced that a Clinical Trial Application (CTA) had been filed in Canada related to an AMRI compound being developed under its license and research agreement with BMS, triggering the payment to AMRI.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the second quarter of 2008 was $5.7 million or $0.18 per basic and diluted share, compared to net income of $4.6 million or $0.14 per basic and diluted share in the second quarter of 2007, a 24% increase. Net income in the second quarter of 2008 includes the impact of a $2.0 million charge, or $.06 per diluted share, from the restructuring undertaken at our European operations. The charge includes $1.8 million of restructuring related costs and $0.2 million of accelerated amortization of an intangible asset. Excluding the restructuring charge, net income on an adjusted basis in the second quarter of 2008 was $7.7 million, or $0.24 per diluted share, a 68% increase compared to the second quarter of 2007.

Year-to-Date

Total revenue for the six-month period ended June 30, 2008 was $111.5 million, an increase of $13.8 million or 14% compared to $97.7 million for the same period in 2007.

Total contract revenue for the first six months of 2008 of $91.7 million represented an increase of $10.5 million or 13% over the same period in 2007.

  Contract revenue for Discovery Services in the six-month period ended June 30, 2008 was $28.2 million, an increase of 44% from $19.6 million in 2007.
  Contract revenue for Development/Small Scale Manufacturing in the six-month period ended June 30, 2008 was $28.5 million, an increase of 36% from $20.9 million in 2007.
  Contract revenue for Large Scale Manufacturing in the six-month period ended June 30, 2008 was $35.0 million, a decrease of 14% compared to $40.7 million in the six-month period ended June 30, 2007.

Milestone revenue resulting from the company's 2005 licensing agreement with BMS for the first half of 2008 was $4.0 million, compared to total milestone revenue of $1.6 million in the first half of 2007.

Recurring royalties from Allegra® for the first six months of 2008 were $15.8 million, an increase of 6% compared to royalty revenue of $15.0 million in 2007.

Net income under U.S. GAAP in the first half of 2008 was $10.4 million or $0.33 per basic and diluted share, compared to net income of $7.8 million or $0.24 per basic and diluted share in the first half of 2007, a 34% increase. Net income in the first six months of 2008 includes the impact of a $2.0 million charge, or $.06 per diluted share, from the restructuring undertaken at our European operations, as well as a $1.6 million, or $0.05 per diluted share, adjustment to decrease income tax expense due to the resolution of previously uncertain tax positions. Excluding the restructuring charge and adjustments, net income in the first half of 2008 on an adjusted basis was $10.8 million, or $0.34 per diluted share. Net income in the first six months of 2007 included Large Scale Manufacturing restructuring charges of $0.2 million (net of taxes). Excluding these charges, the net income on an adjusted basis for the first half of 2007 was $8.0 million or $0.25 per basic and diluted share.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2008 and 2007 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “We are pleased today to present our second quarter results, which reflect continued strength in our Discovery Services and Development/Small Scale business components. Contract revenue for these components grew at rates greater than 40%. The filing of the Canadian equivalent of an IND by our partner Bristol-Myers Squibb on our CNS program resulted in $4.0 million in milestone revenue and further reflects upon the value of our strategic technology platform. Furthermore, we have continued to progress our anti-cancer program and submitted our own IND in July for Phase I testing.”

Dr. D’Ambra continued, “Our Large Scale business reported gross margin improvement from quarter one to quarter two of this year, even with reduced revenue. As we reflect back on the first half of 2008 and look forward to the remainder of the year, we are pleased with the margin results achieved to date from this business component and are optimistic that the trend of improving margins will continue for the second half of 2008.”

European Restructuring Initiative

AMRI also announced the completion of a restructuring of its European operations. The goal of the restructuring, initiated in early May, has been to realign the business model for these operations to better support AMRI’s long-term strategy for providing Discovery Services in the European marketplace. The restructuring is expected to result in annual pre-tax savings of $1.1 million, largely a result of the reduction of 22 positions that occurred in June. Total restructuring charges are expected to be $1.8 million with the majority of charges recorded in the second quarter of 2008.

“AMRI’s commitment to the success of its business in Hungary was a key driver for this initiative,” said D’Ambra. “The restructuring initiatives instituted now are in preparation of a longer term plan for financial growth and future expansion. This is further supported by the recent hire and promotion of Dr. Philip Small as managing director of European operations. Dr. Small and his leadership team will play a critical role in managing the site’s efforts and focus on increasing profitability and accelerating growth of the business as AMRI seeks to expand its presence in the European marketplace. I am confident that we have the resources in place to achieve our high expectations for AMRI’s presence in Europe.”

Liquidity and Capital Resources

At June 30, 2008, AMRI had cash, cash equivalents and investments of $91.0 million, compared to $107.7 million at December 31, 2007.

For the first half of 2008, the net decrease of $16.7 million in cash, cash equivalents and investments was primarily due to operating cash flow of $11.8 million offset by treasury share purchases of $16.2 million and capital investments of $11.3 million.

Cash from operations increased $13.8 million in second quarter compared to the first quarter of 2008. This increase was driven by net income and improvements in working capital items.

Total debt at June 30, 2008 was $13.7 million. Cash, cash equivalents, and investments, net of debt, were $77.3 million at June 30, 2008, an increase of $4.7 million compared to March 31, 2008. Total common shares outstanding, net of treasury shares, were 31,676,540 at June 30, 2008.

2008 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the third quarter and revised upward previous guidance for the full year 2008. “In the third quarter, we currently expect contract revenue to range from $47 million to $49 million, an increase of up to 18% from the third quarter of 2007. For the full year 2008, we expect contract revenue to range from $186 million to $190 million, an increase of up to 16% versus 2007.”

Mr. Frost continued, “For the third quarter we expect EPS to range from $0.08 to $0.10, up from $0.06 in the third quarter of 2007. For the full year we expect adjusted EPS to range from $0.48 to $0.52, which would represent up to 86% adjusted EPS growth and an increase over our previous guidance of $0.38 to $0.42.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  Bristol-Myers Squibb’s submission of a Clinical Trial Application (CTA) to Health Canada to initiate Phase I studies on an AMRI compound exclusively licensed to Bristol-Myers Squibb, which triggered a $4 million milestone payment from Bristol-Myers Squibb to AMRI.
  The opening of an in vitro biology laboratory in Singapore as well as the completion of a 10,000 square foot laboratory expansion for medicinal chemistry discovery services, more than doubling the capacity of our Science Park III facility.
  The promotion of Dr. Philip William Small to managing director of European operations. Dr. Small, hired in late 2007, brings over 20 years of experience gained at leading combinatorial chemistry/drug discovery companies.
  The filing in July of the company’s Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to initiate Phase I studies on an AMRI developed and manufactured compound from its proprietary oncology research program. Pending feedback from the FDA, AMRI expects to begin human dosing of this compound during the third quarter.

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on August 6, 2008 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-221-9576 (for domestic calls) or 913-312-0391(for international calls) at 9:45 a.m. EDT and provide conference code 4082753. In addition, the call is being webcast on the Internet and can be accessed on the company’s website at www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon EDT on August 6, 2008. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 4082753. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the third quarter and full year 2008, statements made about the expected results of the European restructuring initiative, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2008 Financial Guidance Update” regarding the strength of the company's business and prospects. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, sales of Allegra® the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, the introduction of new services by competitors or the entry of new competitors into the markets for the company's, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, risks related to the company's implementation of its enterprise resource planning (ERP) system, and the company's ability to effectively manage its growth, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 17, 2008, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude certain income tax related adjustments and restructuring charges which management believes are outside our core operational results. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of second quarter and year to date 2008 and 2007 reported income from operations, net income, and earnings per diluted share to adjusted income from operations, adjusted net income, and adjusted earnings per share:

Table 1

	Second Quarter 2008	Second Quarter 2007	YTD June 30, 2008	YTD June 30, 2007

Income from operations, as reported	$8,987	$6,527	$13,304	$10,464
LS restructuring	-	42	-	285
AMR Hungary restructuring	1,833	-	1,833	-
Amortization of contract intangible	220	-	220	-
Income from operations, as adjusted	$11,040	$6,569	$15,357	$10,749

Net income, as reported	$5,677	$4,576	$10,416	$7,800
LS restructuring	-	23	-	185
AMR Hungary restructuring	1,833	-	1,833	-
Amortization of contract intangible	220	-	220	-
Income taxes	-	-	(1,640)	-
Net income, as adjusted	$7,730	$4,599	$10,829	$7,985

Earnings per diluted share, as reported	$0.18	$0.14	$0.33	$0.24
LS restructuring	-	-	-	0.01
AMR Hungary restructuring	0.06	-	0.06	-
Amortization of contract intangible	-	-		-
Income taxes	-	-	(0.05)	-
Earnings per diluted share, as adjusted	$0.24	$0.14	$0.34	$0.25

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Contract revenue	$46,362	$39,936	$91,699	$81,167
Recurring royalties	7,573	7,838	15,806	14,984
Milestone revenue	4,000	1,580	4,000	1,580
Total revenue	57,935	49,354	111,505	97,731

Cost of contract revenue	33,531	30,003	69,759	62,690
Technology incentive award	837	814	1,656	1,527
Research and development	2,935	3,737	5,844	6,118
Selling, general and administrative	9,812	8,231	19,109	16,647
Restructuring	1,833	42	1,833	285
Total costs and expenses	48,948	42,827	98,201	87,267

Income from operations	8,987	6,527	13,304	10,464

Interest income, net	256	797	778	1,534
Other income (loss), net	208	(10)	149	20

Income before income tax expense	9,451	7,314	14,231	12,018

Income tax expense	3,774	2,738	3,815	4,218

Net income	$5,677	$4,576	$10,416	$7,800

Basic earnings per share	$0.18	$0.14	$0.33	$0.24

Diluted earnings per share	$0.18	$0.14	$0.33	$0.24

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and investments	$91,024	$107,699
Accounts receivable, net	34,197	28,006
Royalty income receivable	7,183	6,086
Inventory	28,643	22,581
Total current assets	172,640	175,260
Property and equipment, net	164,690	158,028
Total assets	388,254	386,654

Total current liabilities	$34,147	$36,369
Long-term debt, excluding current installments	13,482	4,080
Total liabilities	58,472	52,086
Total stockholders’ equity	329,782	334,568
Total liabilities and stockholders’ equity	388,254	386,654

CONTACT:
Albany Molecular Research, Inc.
Media:
Andrea Schulz, 518-512-2226
AMRI Corporate Communications
or
Investors:
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations